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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Performance Food Group Company:

We consent to incorporation by reference in the registration statements (Nos. 33-72400, 333-12223 and 333-78229) on Form S-8, the registration statements (Nos. 333-24679 and 333-68877) on Form S-4 and the registration statement (No. 333-48462) on Form S-3 of Performance Food Group Company of our reports dated March 26, 2002, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended December 29, 2001, and the related financial statement schedule, which reports are included in this Form 10-K.

Our report covering the consolidated financial statements contains an explanatory paragraph that states that the consolidated balance sheet as of December 30, 2000 and the related consolidated statements of earnings, shareholders' equity and cash flows for the fiscal year then ended have been restated.

Our report covering the consolidated financial statements also refers to a change in accounting for business combinations and goodwill and other intangibles effective for business combinations consummated after June 30, 2001.


                                         /s/ KPMG LLP

Richmond, Virginia
March 29, 2002